EXHIBIT 10.2

SUMMARY OF 2005 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN

On April 25, 2005, the Compensation Committee of the Board of Directors of Talk America Holdings, Inc. (the “Company”) adopted a supplemental incentive compensation plan for a limited number of employees of the Company and its subsidiaries who are designated as participants by the Compensation Committee. Under this plan, the participating employees are organized in groups on a cross-functional basis and charged with the responsibility for improving and monitoring the following operational areas: customer satisfaction, general and administrative expenses, credit quality, gross margin, internet services, network migration and market share. Incentive compensation under this plan is based upon the achievement of certain operational performance measures established by the Compensation Committee when it adopted the plan. Maximum incentive compensation per employee for each cross-function team is $4,000 per six-month period, with an aggregate six-month cap of $8,000. The Company’s executive officers, other than its Chief Executive Officer and President, are entitled to participate in this incentive plan.